Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS PROVIDES UPDATE FOR FIRST QUARTER 2009

Jacksonville, Fla. (April 20, 2009) — Regency Centers Corporation announced today preliminary financial and operating results for the quarter ended March 31, 2009 and revised its 2009 guidance.

Earnings and Operations

While the Company’s first quarter Form10-Q and review by its auditor is not complete, the company expects that Funds From Operations (FFO) per share for the first quarter of 2009 will be in the range of $0.76 - $0.78, within the previous guidance range of $0.74 - $0.82 per share. Excluding a one-time severance charge of $2.24 million in March in connection with the Company’s ongoing cost savings initiatives originally planned to occur later in the year, first quarter FFO per share would have been $0.80 - $0.82. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. A reconciliation of FFO per share to net income for common stockholders per share is presented at the end of this release.

The company expects net income for common stockholders for the first quarter of 2009 to be in a range of $0.26 - $0.28 per diluted share.

During the first quarter of 2009, Regency leased and renewed 1.1 million square feet of space in its operating portfolio through 331 transactions. Additionally, 107,000 square feet of space was leased in its development portfolio in 16 transactions. Same space rental rate growth on a cash basis, combining new leases and renewals, was 0.9%. Same store net operating income (NOI) declined 2.0% on a pro-rata basis during the quarter. At quarter end, Regency’s operating portfolio was 93.3% leased compared to 93.8% as of December 31, 2008.

Results of the first quarter are preliminary and are not final until the Company files their Form 10-Q with the Securities and Exchange Commission, and therefore, remain subject to adjustment.

Investments

Dispositions

During the quarter Regency sold two operating properties from its co-investment partnerships and one recently completed, wholly owned development at a weighted average cap rate of 7.63% at a gross sales price of $36.5 million. Regency also sold four out parcels at a gross sales price of $3.2 million.

Development

There were no new development starts during the quarter. One project stabilized at an 8.6% yield and is 100% leased. At March 31, 2009, the Company had 47 projects under development for an estimated total net investment at completion of $970 million and an expected return of 8.1% on net development costs after partner participation. The in-process developments are 79% funded and 86% leased and committed, including tenant-owned GLA.

Balance Sheet

Secured Financings

Year-to-date, Regency has closed a loan secured by three properties in its co-investment partnerships totaling $39.0 million at an interest rate of 7.5% over a ten-year term. This loan amount is approximately 57% of combined property value. Regency has also received a loan commitment on a single-property secured mortgage in its co-investment partnerships for $7.5 million at an interest rate of 6.75% over a ten-year term. This loan amount is approximately 50% of property value.

In the wholly owned portfolio, Regency has received a loan commitment and locked rate on $106.0 million of loan proceeds secured by eight assets. This commitment includes an interest rate of 7.75% over a ten-year term and is interest-only for the duration. This loan is approximately 55% of combined property values.

Co-Investment Partnerships

In January 2009, Regency and its joint venture partner Macquarie Countrywide Trust (MCW) began the dissolution process, at MCW’s election, of two co-investment entities. As a result of the dissolution, MCW and Regency have commenced the distribution of their ownership interests through a distribution-in-kind process (DIK). The dissolution is ongoing and is expected to be completed by the end of 2009, with timing being subject to lender consents. Upon completion of the dissolution process, MCW will have received 35 properties, of which 12 have already been sold to Inland Real Estate Acquisitions Inc. on behalf of Inland American Real Estate Trust Inc., and an additional eight are under contract to be sold. Regency will receive six properties upon completion of the dissolution process. The dissolution of the entities results in a promote and liquidation management fee payable to Regency expected to be in the range of $11 million to $13 million, which will be recorded in 2009 and paid to Regency in the form of property distributions as part of the selection process described above.

Dividend

In order to preserve financial flexibility in light of the current state of the capital markets, and after taking into account the dividend payments for the increased number of shares expected to be outstanding upon completion of the common stock offering announced today, management will recommend to the Board of Directors a quarterly dividend of $0.4625 per share to be paid in cash, which is a reduction from the previous quarterly dividend of $0.725 per share. The record date for this dividend is expected to be May 20, 2009. The company’s policy is to pay aggregate annual dividends in 2009 in an amount generally equal to its annual taxable income and currently expects to pay all 2009 dividend payments in cash.

While the statements above concerning the remaining distributions for 2009 are the company’s current expectation, the actual distributions payable will be determined by the Board of Directors based upon circumstances at the time of authorization, and the actual dividend paid may vary from currently expected amounts.

2009 Earnings and Operations Guidance Update

The company has revised its 2009 FFO per share guidance. Full-year 2009 FFO per share is expected to be in the range of $3.25 to $3.50 compared to previous guidance of $3.30 to $3.70 per share. The primary drivers of this revision are:

	Previous Guidance	Revised Guidance
• Same store NOI growth:	-3.5% to -1.0%	-5.0% to -3.0%
• Rental rate growth:	0.0% to 5.0%	-2.0% to 2.0%
• Development starts:	$0 to $125 million	$10 million to $50 million
• Transaction profits net of taxes and dead deal costs	$15 million to $28 million	$15 million to $20 million
• Net interest expense:	$12 million greater than 2008	$19 million greater than 2008

Conference Call

Regency will release first quarter 2009 results after market close on May 6, 2009. In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 7 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

Reconciliation of Net Income to Funds From Operations:

	Projected Range		Projected Range
($ in thousands, except per share data)	For the Quarter Ended March 31, 2009		For the 12 Months Ended December 31, 2009
	Low	High	Low	High
Reconciliation of Net income to Funds from Operations
Net income for common stockholders	$18,279	$19,688	$91,488	$109,124
Adjustments:
Depreciation and amortization	36,347	36,347	142,758	142,758
(Gain) on sale of operating properties, including JV’s	(1,093)	(1,093)	(6,093)	(6,093)
Minority interest of exchangeable partnership units	160	160	1,157	1,157

Funds from operations	$53,693	$55,102	$229,310	$246,945

Funds from operations per share	$0.76	$0.78	$3.25	$3.50
Weighted average shares outstanding	70,491	70,491	70,542	70,542

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2009, the company owned 413 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 55.3 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 195 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.